Exhibit 10(a)

Sutherland Asbill & Brennan LLP Letterhead

1275 Pennsylvania Ave., N.W.

Washington, DC 20004

MARY JANE WILSON-BILIK

DIRECT LINE: 202.383.0660

Internet: mjwilson-bilik@sablaw.com

April 29, 2003

VIA EDGARLINK

Board of Commissioners

Canada Life Insurance Company of America

6201 Powers Ferry Road, N.W.

Atlanta, Georgia 30339

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information for the Varifund(R) Plus Variable Annuity filed as part of Post-Effective Amendment No. 2 to the registration statement on Form N-4 for the Canada Life of America Variable Annuity Account 1 (File Nos. 333-66564; 811-5817). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:     /s/    MARY JANE WILSON-BILIK

          Mary Jane Wilson-Bilik